EXHIBIT 99.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into this 24 day of November, 2016 by and between Dmitriy Kolyvayko, an individual residing in San Marcos, California (“Seller”) and Wai Hok Fung (“Buyer”), an individual residing in Hong Kong with regard to Seller’s shares of stock in IWeb Inc., a Nevada corporation (the “Company”).

RECITALS

A.	Seller currently owns fifty million (50,000,000) shares of the issued and outstanding common stock of the Company. Of those shares, Seller wishes to sell to Buyer forty-nine million nine hundred ninety-five thousand (49,995,000) shares of the Company’s common stock (the “Stock”).

B.	Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to the Stock in the Company pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Seller shall sell, and Buyer shall purchase, Seller’s Stock. At the Closing, Seller shall deliver to Buyer an assignment separate from certificate, in substantially the form attached hereto as Exhibit A, transferring the Stock to Buyer.

2.            Purchase Price. Buyer shall purchase all of the Stock for Three Hundred Eighty Thousand Dollars ($380,000) (the “Purchase Price”). On the Closing Date (as defined below), Buyer shall pay the Purchase Price to Seller, less the Fifty Thousand Dollar ($50,000) deposit previously delivered by Buyer to John B. Lowy PC (the “Delivered Payment”). The Delivered Payment shall be in U.S. Dollars, and shall be paid in good funds delivered and cleared to Seller’s account via J.M. Walker & Associates, Attorneys at Law as the escrow agent (the “Escrow Agent”) (such account information shall be provided to Buyer).

3.            Closing. The closing of the purchase and sale of the Stock (the “Closing”) shall take place within 5 days of the full and complete execution of this Agreement (the “Closing Date”), at such time and place as the parties may agree.

4.            Voting, Dividends and other Rights Associated with Stock. Effective on the Closing Date, Seller shall no longer have any rights with respect to the Stock, including, without limitation, any right to vote the Stock, to receive dividends or other proceeds related to the Stock or to take any other action regarding the Stock.

5.            Resignation of the Officers and Directors; Appointment of Officers and Directors. Effective as of the Closing Date, Seller shall elect Buyer’s designee or designees to the Board of Directors of the Company and appoint such individual or individuals to the positions of Chief Executive Officer, Chief Financial Officer and Secretary (the “Appointments”), and shall resign as a member of the Company’s Board of Directors, an officer of the Company, and all other positions held by Seller and shall deliver such resignation to Buyer in substantially the form attached hereto as Exhibit B on the Closing Date (the “Resignation”).

6.            Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that the statements contained in this Section 6 are true and correct as of the Closing Date.

a.            Binding Agreement. This Agreement has been duly authorized, executed and delivered by Seller, and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

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b.            Title to Stock; Encumbrance. Seller is the legal and beneficial owner of the Stock and has good and marketable title to the Stock. The Stock is owned free and clear of any and all liens and encumbrances of any type or nature. There are no claims, actions, suits, proceedings, inquiries or investigations pending or, to the knowledge of Seller, proposed or threatened before any court or governmental agency that (i) may affect Seller’s ownership of and title to the Stock, or Seller’s ability to execute and deliver this Agreement and to perform his obligations hereunder, or (ii) seek restraint, prohibition or other injunctive relief in connection with this Agreement or the consummation of the transactions contemplated hereby. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire from Seller good and marketable title to the Stock, free and clear of any and all liens and encumbrances of any type or nature. No person or entity has any option to purchase, right of first refusal or other rights to acquire any of the Stock. Other than an additional 5,000 shares of the Company’s common stock beneficially owned by Seller, the Stock constitutes all of the issued and outstanding equity ownership interests of the Company beneficially owned by Seller.

c.            Rule 144 Affiliate. Seller is an officer, director, 10% or greater shareholder or “affiliate” of the Company, as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

d.            No Material Adverse Effect. To the best knowledge of Seller, there is no circumstance currently existing or likely to arise hereafter that may result in any material adverse effect to the Company or the value of the Stock.

e.            Authorized Capital. The authorized capital of the Company consists of 75,000,000 shares of the Company’s common stock, of which 51,495,000 shares are issued and outstanding as of the date hereof. All such issued and outstanding shares have been validly issued and are fully paid and non-assessable. No individual or entity has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Company to issue any shares of its capital or to convert any securities of the Company or of any other company into shares of the capital of the Company. The Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. No person or entity has a right to purchase or acquire or receive any equity or debt security of the Company.

f.            Liabilities; Assets. As of the Closing and immediately thereafter, the liabilities of the Company whether accrued, contingent or otherwise, shall be less than $1,000 (the “Liabilities”). Seller will pay any outstanding Liabilities of the Company as of the Closing Date with the Purchase Price. The Company has good and marketable title to all assets used in the business of the Company, and such assets are free and clear of any liens or encumbrances. The Company does not loan or lease any real property.

g.            Contracts. With the exception to the following agreements, the Company is not subject or bound to any contract, agreement or understanding, written or oral, requirement payment or performance by the Company on the Closing Date:

i.	Agreement by and between the Company and MegadataWeb, dated April 11, 2016 (the “MegadataWeb Agreement”);

ii.	Software Development Agreement by and between the Company and Unusual Concepts, dated August 15, 2016 (the “Unusual Concepts Agreement”);

iii.	Work Contract for Software and Website Development, Updating and/or Support by and between the Company and Anton Katkov, dated September 1, 2016 (the “Katkov Agreement”, and collectively with the MegaDataWeb Agreement and the Unusual Concepts Agreement, the “Development Agreements”); and

iv.	Agreement by and between the Company and Action Stock Transfer Corporation, dated August 7, 2015.

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h.            Compliance. The Company has filed all reports required to be filed by it under the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) of the Exchange Act, (the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present the Company’s financial position as of the their respective dates. The Company is, and has at all times been, in compliance with all applicable securities laws and regulations. The Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

i.             Company Claims. There are no claims threatened or against or affecting the Company nor are there any actions, suits, judgments, proceedings or investigations pending, threatened against or affecting the Company, at law or in equity, before or by any court, administrative agency, other tribunal or any governmental authority having jurisdiction.

j.             Employment. The Company has not (i) granted any severance or termination pay to (or amended any existing arrangement with) any current or former director, officer or employee; (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee; (iii) established, adopted or amended (except as required by applicable Laws) any employee plan or any collective bargaining, works council, stock option, restricted stock, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or any other benefit plan, agreement or arrangement covering any employees, officers, consultants or directors of the Company; or (iv) entered into any contract providing for indemnification of any officer, director, employee or agent. The Company is, and has at all times been, in compliance with all applicable laws, and in particular with all labor laws applicable to its employees or operations.

k.            Tax Returns. All tax returns and reports required to have been filed by or on behalf of, or with respect to the assets of, the Company through the date of this Agreement have been timely filed in accordance with all applicable laws (pursuant to an extension of time or otherwise) and are true, correct and complete in all respects. All taxes, estimated taxes, deposits and other payments due and owing by or on behalf of the Company (whether or not shown on any tax return) have been timely paid in full through the Closing Date.

l.             Bad Actor Disqualification. Neither Seller nor the Company is subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act.

m.           Absence of Claims. After the Closing, Seller shall have no other interest or claim in, or with respect to, the Company, whether in equity, debt, contract or otherwise.

n.            Disclosure; Investigation and Access. Seller has had access to the books and financial and operational records of the Company, and to all of the documents and information relating to the Company’s operations and activities. Prior to the execution of this Agreement, Seller has examined or voluntarily chosen not to examine such books, records, documents and information to his satisfaction, has been given the opportunity to ask, and has asked and received answers to any questions Seller has had concerning any and all aspects of the operations and activities of the Company, and has been given sufficient time to consult with legal and financial advisors of Seller’s choosing regarding the terms, conditions and effect of this Agreement.

7.            Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the statements contained in this Section 7 are true and correct as of the Closing Date:

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a.            Authorization. This Agreement has been duly authorized, executed and delivered by Buyer, and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

b.            Investment Representation. Buyer understands and agrees that offers and sales of any of the Stock prior to the expiration of a period of one year after the date of completion of the transfer of the Stock (the “Restricted Period”) as contemplated in this Agreement shall only be made in compliance with the safe harbor provisions set forth in Rule 144, or pursuant to the registration provisions of the Securities Act or pursuant to an exemption therefrom, and that all offers and sales after the Restricted Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom. Buyer is purchasing the Stock for Buyer’s own investment and not for the purpose of distribution or resale to any other person or entity.

8.            Closing Conditions.

a.            Conditions Precedent to Closing by Buyer. The obligation of Buyer to consummate the transaction described herein is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with this Agreement. These conditions precedent are for the benefit of Buyer and may be waived by Buyer in its sole discretion.

i.	Representations and Warranties. The representations and warranties of Seller set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

ii.	Performance. All of the covenants and obligations that the Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

iii.	Closing Documents. Seller shall have delivered the following on the Closing Date:

1.	original certificates representing the Stock (with accompanying stock powers duly endorsed for transfer) and the original corporate books and records of the Company to the Buyer;

2.	resolutions or a consent duly adopted or executed, as applicable, by the Company’s Board of Directors completing the Appointments, effective as of the Closing Date;

3.	Seller’s executed Resignation, effective as of the Closing Date; and

4.	fully-executed amendments to the Development Agreements in forms reasonably acceptable to Buyer effective on or before the Closing Date.

b.            Conditions Precedent to Closing by Seller. The obligation of Seller to consummate the transaction described herein is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with this Agreement. These conditions precedent are for the benefit of Seller and may be waived by Seller in their discretion.

i.	Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

ii.	Payment of Purchase Price. The Purchase Price has been transferred to the bank accounts of Seller or its designated bank account via the Escrow Agent pursuant to Section 2 of this Agreement.

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iii.	Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

9.            Indemnification and Release.

a.            Seller hereby agrees to indemnify and hold harmless Buyer and the Company from any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses), arising out of or in connection with (i) the failure of any representation or warranty made by Seller contained in Section 6 of this Agreement to be true and correct as of the Closing Date, and (ii) any breach by Seller of any covenants or agreements of Seller contained herein, without application of any cap or threshold.

b.            In exchange for the payments and other commitments by Buyer made in this Agreement, Seller waives, releases and forever discharges the Company, and the Company’s past, present and future officers, directors, managers, members and shareholders (the “Company Parties”) from and in respect of, and agrees that he will not in any manner institute, prosecute or pursue against any of them, any and all complaints, claims, charges or causes of action, whether in law or in equity, that he asserts or could assert at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any grounds whatsoever, with respect to any event, matter, claim, damage or injury arising out of or relating to Seller’s employee or independent contractor relationship with the Company, termination of his employee or independent contractor relationship with the Company or his position as an officer, director, consultant or shareholder of the Company. The provisions of this Section 8(b) include any claims under Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Employee Retirement Income Security Act of 1974. This release does not extend to (i) payment or other obligations of the Company set forth or described in this Agreement that, by their terms, continue following or arise after the execution of this Agreement or (ii) those rights, if any, that as a matter of law cannot be waived.

10.          Integrated Agreement. This Agreement constitutes the entire agreement between the parties regarding the Stock. It supersedes and replaces all prior agreements, written and oral. It is intended to be the final and complete agreement between the parties as to the subject matter herein

11.          Governing Law; Venue. The validity, performance, construction, interpretation, and effect of this Agreement will be governed by the internal laws of the State of New York (excluding its laws relating to conflicts of law). The parties hereby expressly submit themselves to the jurisdiction of the state and federal courts of the State of New York for the determination of any controversy whatsoever arising under or in connection with this Agreement and the parties hereby waive personal service of any summons, complaint, or other process in any action in the state and federal courts of the State of New York, and agree that all service thereof may be made by registered mail, return receipt requested.

12.          Survival. The representations and warranties of the parties contained in this Agreement shall survive the closing of the purchase and sale of the Stock, and shall continue in full force and effect.

13.          Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by first class mail and email to the addresses shown below:

SELLER:

Dmitriy Kolyvayko

1716 Elfin Forest Road

San Marcos, CA 90278

iwebclub@outlook.com

copy to:

John Lowy

jbl@ocgfinance.com

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BUYER:

Wai Hok Fung

Room 1301, 13/F Golden Centre

188 Des Voeux Road Central,

Hong Kong

jeepery2@gmail.com

Copy to:

Jeffrey Li

jli@gsblaw.com

To change the address to which a party desires to receive a notice that party shall notify the other party in writing of the new address by mailing the other party a notice of new address by first class mail and email to the other party’s address listed above. A notice of new address shall not be deemed effective until seven calendar days after it is mailed.

14.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

15.          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties and any purported assignment or delegation of this Agreement without such consent shall be null and void. This Agreement is binding upon and inures to the benefit of the parties and their respective successors, heirs, and permitted assigns.

16.          Amendment. The provisions of this Agreement may be amended only by the written agreement of all of the parties. Any waiver, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

17.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original of this Agreement and fully binding upon the signatory to it, but all such counterparts shall together constitute one and the same instrument.

18.          Advice of Counsel. Each party acknowledges that he (a) has read this Agreement in its entirety; (b) has had full opportunity to review this Agreement; (c) has been advised that Garvey Schubert Barer, a partnership of professional corporations, has acted solely as legal counsel to Buyer in connection with the preparation, negotiation and execution of this Agreement; and (d) all other parties have had the full opportunity to consult independent counsel and other advisers respecting their rights and duties under this Agreement.

19.          Mutual Cooperation. The parties agree to cooperate and to execute any further documentation reasonably necessary to effectuate the terms and conditions of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective as of the date first above written.

SELLER:

DMITRIY KOLYVAYKO

/s/ Dmitriy Kolyvayko

BUYER:

WAI HOK FUNG

/s/ Wai Hok Fung

EXHIBIT A

STOCK POWER AND ASSIGNMENT SEPARATE FROM CERTIFICATE

[see attached]

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STOCK POWER AND ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, Dmitriy Kolyvayko, hereby sells, assigns and transfers unto Wai Hok Fung, all right, title and interest in and to 49,995,000 shares of common stock (the “Stock”) of IWeb Inc., a Nevada corporation (the “Company”), standing in his name on the books of the Company, and does hereby irrevocably constitute and appoint any officer of the Company as attorney-in-fact to transfer the Stock on the books of the Company with full power of substitution in the premises.

DATED this __ day of ________, 2016.

DMITRIY KOLYVAYKO

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EXHIBIT B

RESIGNATION

[see attached]

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RESIGNATION

Effective as of the date set forth below, I hereby resign as a member of the Board of Directors of IWeb Inc. (the “Company”), as Chief Executive, President, Principal Executive Officer and Principal Financial Officer of the Company and from any other position I may hold as an officer, director, consultant or employee of the Company.

Print Name:	Dmitriy Kolyvayko	Date Signed:	, 2016

Signature:

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AMENDMENT TO
STOCK PURCHASE AGREEMENT

This Amendment to Stock Purchase Agreement (this “Amendment”) is entered into this 6th day of December, 2016, by and between Dmitriy Kolyvayko (“Seller”) and Wai Hok Fung (“Buyer”). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Agreement (as defined below).

RECITALS

A.            Seller and Buyer are parties to that certain Stock Purchase Agreement, dated as of November 24, 2016 (the “Agreement”).

B.            Section 16 of the Agreement provides that it may be amended by the written consent of Seller and Buyer.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Agreement

3.          Closing. The closing of the purchase and sale of the Stock (the “Closing”) shall take place on or before December 9, 2016 (the “Closing Date”), at such time and place as the parties may agree.

2.	Miscellaneous

(a)          Except as otherwise expressly set forth herein, this Amendment shall not amend or otherwise modify any other provisions of the Agreement, and all of the definitions, terms, provisions and conditions set forth in the Agreement are hereby ratified and confirmed in all respects; provided, that the term “Agreement” in the Agreement shall henceforth be deemed a reference to the Agreement as amended by this Amendment.

(b)          This Amendment may be executed in two or more counterparts (including counterparts executed and delivered by facsimile or other electronic means, and by different parties hereto on separate counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(c)          The validity, performance, construction, interpretation, and effect of this Amendment will be governed by the internal laws of the State of New York (excluding its laws relating to conflicts of law).

[signature page follows]

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IN WITNESS WHEREOF, this Amendment to Stock Purchase Agreement is hereby executed as of the date first written above.

SELLER:	BUYER:

DMITRIY KOLYVAYKO	WAI HOK FUNG

/s/ Dmitriy Kolyvayko	/s/ Wai Hok Fung

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SECOND AMENDMENT
TO STOCK PURCHASE AGREEMENT

This Second Amendment to Stock Purchase Agreement (this “Amendment”) is entered into this 12th day of December, 2016, by and between Dmitriy Kolyvayko (“Seller”) and Wai Hok Fung (“Buyer”). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Agreement (as defined below).

RECITALS

A.            Seller and Buyer are parties to that certain Stock Purchase Agreement, dated as of November 24, 2016, as amended by that Amendment to Stock Purchase Agreement dated as of December 6, 2016 (the “Agreement”).

B.            Section 16 of the Agreement provides that it may be amended by the written consent of Seller and Buyer.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

2.	Amendment to Agreement

3.          Closing. The closing of the purchase and sale of the Stock (the “Closing”) shall take place on or before December 12, 2016 (the “Closing Date”), at such time and place as the parties may agree.

3.	Miscellaneous

(d)          Except as otherwise expressly set forth herein, this Amendment shall not amend or otherwise modify any other provisions of the Agreement, and all of the definitions, terms, provisions and conditions set forth in the Agreement are hereby ratified and confirmed in all respects; provided, that the term “Agreement” in the Agreement shall henceforth be deemed a reference to the Agreement as amended by this Amendment.

(e)          This Amendment may be executed in two or more counterparts (including counterparts executed and delivered by facsimile or other electronic means, and by different parties hereto on separate counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(f)          The validity, performance, construction, interpretation, and effect of this Amendment will be governed by the internal laws of the State of New York (excluding its laws relating to conflicts of law).

[signature page follows]

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IN WITNESS WHEREOF, this Amendment to Stock Purchase Agreement is hereby executed as of the date first written above.

SELLER:	BUYER:

DMITRIY KOLYVAYKO	WAI HOK FUNG

/s/ Dmitriy Kolyvayko	/s/ Wai Hok Fung

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